Exhibit 10.7

Amendment to Change in Control Agreement

Effective as of December   , 2007, the Change in Control Agreement by and between Douglas E. Jones and MSC Industrial Direct Co., Inc., dated December 27, 2005 (the “Agreement”) is hereby amended to comply with Section 409A of the Code and applicable regulations thereunder.  Unless the context clearly indicates otherwise, capitalized terms herein shall have the same meaning as in the Agreement.

1.                                       The second sentence of paragraph A of Article FIRST is hereby amended to read as follows:

In the event of such termination by the Associate of his employment or if, within two (2) years after a Change in Control, the Corporation shall terminate the Associate’s employment other than for “Cause” (as hereinafter defined), the Corporation shall pay to the Associate, subject to the provisions of paragraph F of this Article FIRST and compliance by Associate with Article THIRD hereof, in cash, the “Special Severance Payment” (as hereinafter defined) as provided in Section E below.

2.                                       The clause in the seventh line of paragraph E of Article FIRST that begins with the words “such payment to be made in” and ends with the words “attached as Exhibit B hereto” is hereby deleted and replaced with the following:

such payment to be made in equal installments in accordance with the Corporation’s regular payroll policies (but not less frequently than biweekly) for a period of eighteen months, with the first such installment being made on the fifth (5th) business day following the six-month anniversary of Associate’s termination of employment;

3.                                       The following clause is hereby added to the end of paragraph E of Article FIRST after the word “termination”, set off by a comma:

, provided that if any payment (or portion thereof) otherwise due under this clause (Z) during the first six (6) months following the Associate’s termination of employment is not exempt from the application of section 409A of the Code under applicable Treasury regulations, the amount subject to section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date.

4.                                       Paragraph F of Article FIRST is hereby amended to read as follows:

As a condition to receiving the Special Severance Payment, (x) concurrently with entering into this Agreement, Associate shall execute the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement referred to in Article THIRD hereof and attached as Exhibit B hereto and (y) shall execute and return the General Release in the form attached as Exhibit A hereto no later than 60 days following the Associate’s termination of employment, and Associate shall at all times be in compliance with such Agreement and Release.

5.                                       The first sentence of paragraph C of Article SECOND is hereby amended to read as follows:

Each indemnity payment to be made to the Associate pursuant to this Article SECOND shall be payable within fifteen (15) business days of delivery of a written request (a “Request”) for such payment to the Corporation (which request may be made prior to the time the Associate is required to file a tax return showing a liability for an Excise Tax or other tax) but, in any event, such Request shall be made at least 15 business days prior to (i) the end of the Associate’s taxable year following the Associate’s taxable year in which an Excise Tax is remitted to a taxing authority, or (ii) in the event that no Excise Tax is remitted, the end of the Associate’s taxable year following the Associate’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

6.                                       The following clause is hereby added to the end of paragraph E of Article SECOND and to the end of paragraph F of Article SECOND, set off in each case by a comma:

, provided that all such payments shall be paid (i) by the end of the Associate’s taxable year following the Associate’s taxable year in which such tax increase is remitted to a taxing authority, or (ii) in the event that no such tax increase is remitted, by the end of the Associate’s taxable year following the Associate’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

7.                                       The first sentence of Article SEVENTH is hereby amended to read as follows:

Costs of Enforcement.  In the event that the Associate incurs any costs or expenses, including attorney’s fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall pay to the Associate all such costs and expenses sixty (60) days following a final decision.

8.                                       Article THIRTEENTH is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, it is the intent of the parties hereto that the Agreement, as amended herewith, conform in form and operation with the requirements of section 409A of the Code to the extent subject to section 409A, and that the Agreement as amended herewith be interpreted to the extent possible to so conform.

Thus, the parties knowingly and voluntarily execute this Amendment as of the dates set forth below.

MSC INDUSTRIAL DIRECT CO., INC.:		EXECUTIVE:

By:	/s/ J. Grampp	By:	/s/ Douglas E. Jones

Title:	Comp. Director	Name:	Douglas E. Jones

Date:	12/18/07	Date:	12/18/07